Exhibit 99.1

TO BUSINESS AND ENERGY EDITORS:

Linn Energy Prices Initial Public Offering

PITTSBURGH, Jan. 13 /PRNewswire-FirstCall/ — Linn Energy, LLC (Nasdaq: LINE) today announced the pricing of its initial public offering of 11,750,000 units representing limited liability company interests at $21.00 per unit.  The Company’s units are scheduled to begin trading on the Nasdaq National Market under the symbol “LINE” on January 13, 2006.

Net proceeds to the Company after underwriting discount and offering expenses are expected to be approximately $222.8 million, of which approximately $122.0 million will be used to reduce indebtedness under the Company’s revolving credit facility and repay in full the subordinated term loan, approximately $95.3 million will be used to redeem a portion of the membership interests in the Company held by Quantum Energy Partners II, LP, an energy-focused private equity firm, and approximately $5.5 million to redeem a portion of the membership interests held by certain other interest holders.  The Company has granted the underwriters a 30-day option to purchase up to an additional 1,762,500 units.  The Company will use the net proceeds from any exercise of the underwriters’ option to purchase additional units to redeem units held by Quantum Energy Partners II, LP and certain other interest holders in an aggregate amount equal to the number of units issued upon exercise of this option.

RBC Capital Markets Corporation and Lehman Brothers Inc. are acting as joint book-running managers and A.G. Edwards & Sons, Inc., UBS Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Raymond James & Associates, Inc. are acting as co-managers of the offering.  The offering is being made only by means of a prospectus, a copy of which may be obtained by contacting RBC Capital Markets Corporation, 60 South 6th Street, 17th Floor, Minneapolis, MN 55402 (phone number: (612) 371-2818 or fax number: (612) 371-2837).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Linn Energy is an independent natural gas company focused on the development, exploitation and acquisition of natural gas properties in the Appalachian Basin, primarily in Pennsylvania, West Virginia, New York and Virginia.